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                                                                     EXHIBIT 2.5

               CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R.
                  Sections 200.80(b)(4), 200.83 AND 240.24b-2

                                  AMENDMENT #3
                           TO AGREEMENT FOR PURCHASE
                               AND SALE OF ASSETS

     This Amendment #3 (the "Amendment") to the Agreement for Purchase and Sale of Assets (the "Purchase Agreement") entered into as of March 9, 2000 and amended on March 29, 2000, by and among Tier Technologies, Inc., a California corporation ("Tier"), The SCA Group, Inc., an Illinois corporation ("SCA") and George R. Stout ("Shareholder"), is entered into as of May 15, 2000 (the "Amendment Date").

                                    Recitals

     Whereas, pursuant to the terms of the Purchase Agreement, Tier has purchased certain assets from SCA;

     Whereas, the parties desire to change the scheduled time of payment for the Post-Closing Payment to November 1, 2000; and

     Whereas, the parties desire to set forth their agreement with regard to the responsibility for any severance payments for a particular Transferring Employee.


                                   Agreement

     Now, Therefore, in consideration of the benefits described in the Recitals hereto and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1. Except as otherwise defined herein, capitalized terms used but not defined herein shall have the respective meanings given to them in the Purchase Agreement.

2. Section 2.4(b) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

          "(b) Four Million Nine Hundred Fifty Thousand Dollars ($4,950,000), subject to adjustment for each of the following that apply: (i) in the event that the pro forma projections for March 2000, as set forth on
          Schedule 3.4(b), are not met, then the amount payable to Seller shall be reduced by an amount equal to Two Hundred Twenty Four Thousand Five Hundred Twenty Dollars ($224,520) less the actual operating income for March 2000; (ii) in the event that the actual aggregate EBT excluding the corporate overhead allocation for the months of April and May is less than Six Hundred Seventy Two Thousand Dollars ($672,000) then the amount payable to Seller shall be reduced by that shortfall; and (iii) in the event that Purchaser incurs any obligation under COBRA (as defined in Section 10.11) to provide continuation coverage to any Seller Cobra Individual (as defined in Section

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          10.11), the amount payable to Seller shall be reduced by the COBRA
          Adjustment, as set forth in Section 10.11 (such adjusted amount referred to herein as the "Post-Closing Payment"), payable on November 1, 2000. On November 1, 2000, Purchaser shall pay the Post-Closing Payment in Immediately Available Funds (i) first to deposit with the Escrow Agent One Hundred Thirty Five Thousand Dollars ($135,000) of the Post-Closing Payment (this $135,000 deposit, together with the cash deposited with the Escrow Agent at the time of Closing is referred to herein as the "Escrow Cash"), and (ii) to pay the remainder of the Post-Closing Payment to the Seller. Escrow Agent shall hold the Escrow Cash in an interest-bearing escrow account and shall disburse funds therefrom in accordance with the Escrow Agreement. Seller acknowledges that its legal and beneficial interests in the Escrow Cash are subject to the terms of this Agreement and the Escrow Agreement.

3.   A new section 10.13 is hereby added to the Purchase Agreement as follows:

          "10.13 Severance Payments. Shareholder agrees to reimburse Purchaser for any severance payments made to [* * *] during the three year period following the Closing Date. Shareholder shall pay to Purchaser all amounts owing under this Section 10.12 within ten (10) days of receiving from Purchaser written notice of the amount due."

4. Except as set forth in Sections 2 and 3 above, all terms and conditions of the Purchase Agreement shall remain in full force and effect.

5. This Amendment shall be governed by and construed in accordance with the laws of the State of California.

6. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

* Confidential treatment requested.

               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]



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     In Witness Whereof, the parties have executed this Amendment on the day and year first written above.

                                           Tier Technologies, Inc.



                                           By:  /S/  JIM BILDNER
                                           ---------------------



                                           The SCA Group, Inc.



                                           By:  /S/  GEORGE R. STOUT
                                                --------------------





                                                /S/  GEORGE R. STOUT
                                                --------------------
                                                     George R. Stout


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